Exhibit 5.1

MARTIN LIPTON
HERBERT M. WACHTELL
EDWARD D. HERLIHY
DANIEL A. NEFF
STEVEN A. ROSENBLUM
JOHN F. SAVARESE
SCOTT K. CHARLES
JODI J. SCHWARTZ
ADAM O. EMMERICH
RALPH M. LEVENE
RICHARD G. MASON
ROBIN PANOVKA
DAVID A. KATZ
ILENE KNABLE GOTTS
ANDREW J. NUSSBAUM
RACHELLE SILVERBERG
STEVEN A. COHEN
DEBORAH L. PAUL
DAVID C. KARP
RICHARD K. KIM
JOSHUA R. CAMMAKER
MARK GORDON

JEANNEMARIE O’BRIEN
WAYNE M. CARLIN
STEPHEN R. DiPRIMA
NICHOLAS G. DEMMO
IGOR KIRMAN
JONATHAN M. MOSES
T. EIKO STANGE
WILLIAM SAVITT
GREGORY E. OSTLING
DAVID B. ANDERS
ADAM J. SHAPIRO
NELSON O. FITTS
JOSHUA M. HOLMES
DAVID E. SHAPIRO
DAMIAN G. DIDDEN
IAN BOCZKO
MATTHEW M. GUEST
DAVID E. KAHAN
DAVID K. LAM
BENJAMIN M. ROTH
JOSHUA A. FELTMAN
ELAINE P. GOLIN
51 WEST 52ND STREET NEW YORK, N.Y. 10019-6150 TELEPHONE: (212) 403-1000 FACSIMILE: (212) 403-2000
EMIL A. KLEINHAUS
KARESSA L. CAIN
RONALD C. CHEN
BRADLEY R. WILSON
GRAHAM W. MELI
GREGORY E. PESSIN
CARRIE M. REILLY
MARK F. VEBLEN
SARAH K. EDDY
VICTOR GOLDFELD
RANDALL W. JACKSON
BRANDON C. PRICE
KEVIN S. SCHWARTZ
MICHAEL S. BENN
ALISON Z. PREISS
TIJANA J. DVORNIC
JENNA E. LEVINE
RYAN A. McLEOD
ANITHA REDDY
JOHN L. ROBINSON
JOHN R. SOBOLEWSKI
STEVEN WINTER

EMILY D. JOHNSON
JACOB A. KLING
RAAJ S. NARAYAN
VIKTOR SAPEZHNIKOV
MICHAEL J. SCHOBEL
ELINA TETELBAUM
ERICA E. AHO
LAUREN M. KOFKE
ZACHARY S. PODOLSKY
RACHEL B. REISBERG
MARK A. STAGLIANO
CYNTHIA FERNANDEZ LUMERMANN
CHRISTINA C. MA
NOAH B. YAVITZ
BENJAMIN S. ARFA
NATHANIEL D. CULLERTON
ERIC M. FEINSTEIN
ADAM L. GOODMAN
STEVEN R. GREEN
MENG LU

GEORGE A. KATZ (1965–1989) JAMES H. FOGELSON (1967–1991) LEONARD M. ROSEN (1965–2014) OF COUNSEL
ANDREW R. BROWNSTEIN MICHAEL H. BYOWITZ KENNETH B. FORREST BEN M. GERMANA SELWYN B. GOLDBERG PETER C. HEIN JB KELLY JOSEPH D. LARSON LAWRENCE S. MAKOW PHILIP MINDLIN THEODORE N. MIRVIS DAVID S. NEILL	TREVOR S. NORWITZ ERIC S. ROBINSON ERIC M. ROSOF MICHAEL J. SEGAL WON S. SHIN DAVID M. SILK ELLIOTT V. STEIN LEO E. STRINE, JR.* PAUL VIZCARRONDO, JR. JEFFREY M. WINTNER AMY R. WOLF MARC WOLINSKY
* ADMITTED IN DELAWARE COUNSEL
DAVID M. ADLERSTEIN SUMITA AHUJA FRANCO CASTELLI ANDREW J.H. CHEUNG PAMELA EHRENKRANZ ALINE R. FLODR KATHRYN GETTLES-ATWA LEDINA GOCAJ ADAM M. GOGOLAK ANGELA K. HERRING	MICHAEL W. HOLT DONGHWA KIM MARK A. KOENIG CARMEN X.W. LU J. AUSTIN LYONS ALICIA C. McCARTHY JUSTIN R. ORR NEIL M. SNYDER JEFFREY A. WATIKER

September 26, 2024
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389

Ladies and Gentlemen:

We have acted as special New York counsel to Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of $1,250,000,000 aggregate principal amount of its 4.450% Notes due 2026 (the “2026 Notes”), $1,250,000,000 aggregate principal amount of 4.400% Notes due 2027 (the “2027 Notes”), $1,750,000,000 aggregate principal amount of its  4.550% Notes due 2029 (the “2029 Notes”), $1,250,000,000 aggregate principal amount of its 4.850% Notes due 2031 (the “2031 Notes”), $2,000,000,000 aggregate principal amount of its 5.000% Notes due 2034 (the “2034 Notes”) and $1,500,000,000 aggregate principal amount of its 5.600% Notes due 2054 (the “2054 Notes” and, together with the 2026 Notes, 2027 Notes, 2029 Notes, 2031 Notes, and 2034 Notes, the “Notes”). The Notes were sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of September 12, 2024, by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives (the “Representatives”) of the Underwriters listed on Schedule 1 to the Underwriting Agreement (the “Underwriters”).

The Notes were issued on the basis of the preliminary and final prospectus supplements (the “Final Prospectus Supplement”) dated September 10, 2024 and September 12, 2024, respectively, relating to the Notes, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2024 and September 16, 2024, respectively, pursuant to Rule 424(b)(5) and Rule 424(b)(2), respectively, under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Securities Act”), and the Prospectus, dated December 22, 2023 (the “Base Prospectus”), that forms a part of the Company’s registration statement on Form S-3 (No. 333-276221), filed with the SEC and automatically effective on December 22, 2023 (the “Registration Statement”). The Notes were issued pursuant to the Indenture, dated as of October 9, 2015 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee, as supplemented by (a) the twenty-second supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Second Supplemental Indenture”), (b) the twenty-third supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Third Supplemental Indenture”), (c) the twenty-fourth supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Fourth Supplemental Indenture”), (d) the twenty-fifth supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Fifth Supplemental Indenture”), (e) the twenty-sixth supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Sixth Supplemental Indenture”) and (f) the twenty-seventh supplemental indenture, dated as of September 26, 2024, between the Company and the Trustee (the “Twenty-Seventh Supplemental Indenture” and together with the Twenty-Second Supplemental Indenture, Twenty-Third Supplemental Indenture, Twenty-Fourth Supplemental Indenture, Twenty-Fifth Supplemental Indenture and Twenty-Sixth Supplemental Indenture, the “Supplemental Indentures” and each a “Supplemental Indenture”; and the Supplemental Indentures together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee, setting forth specific terms applicable to the Notes. The Base Indenture and the Supplemental Indentures, which include the form of the applicable series of Notes, are filed as exhibits to the Company’s Current Reports on Form 8-K, dated October 9, 2015 and as of the date hereof, respectively.

September 26, 2024

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement (including the Base Prospectus and the Final Prospectus Supplement); (ii) the Restated Certificate of Incorporation of the Company, as amended and/or restated through the date hereof; (iii) the Second Amended and Restated By-laws of the Company, as amended and/or restated through the date hereof; (iv) resolutions (or written consents, as applicable) of the Board of Directors of the Company (the “Board”) and the Finance and Investment Committee of the Board, from meetings held (or actions taken) on September 4, 2024 and August 28, 2024, respectively; (v) the free writing prospectus relating to the Notes, dated September 12, 2024 and filed with the SEC pursuant to Rule 433 under the Securities Act; (vi) the Indenture and (vii) the form of the Notes. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) each natural person signing any document reviewed by us had the legal capacity to do so; (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (f) that all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Final Prospectus Supplement; and (g) the organizational documents of the Company, each as amended as of the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein.

We have also, with your consent, assumed that the execution, delivery and performance of the Indenture, the Notes and the Underwriting Agreement (collectively, the “Transaction Documents”) will not: (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents (other than the Company) or the laws of the jurisdictions of organization or other applicable laws with respect to such parties; (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets; or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms as to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

September 26, 2024

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York. This opinion is limited to the laws of the State of New York as of the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of copies of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of the date hereof, and to the references therein and in the Final Prospectus Supplement under the caption “Validity of the Notes” to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz